AMENDMENT NO. 2
                             TO THE
                   LOMAS FINANCIAL CORPORATION
                      1993 INTERMEDIATE AND
                            LONG TERM
                         INCENTIVE PLAN

     This Amendment No. 2 (this "Amendment") to the Lomas Financial Corporation 1993 Intermediate and Long Term Incentive Plan, as amended by Amendment No. 1 to the Lomas Financial Corporation 1993 Intermediate and Long Term Incentive Plan dated November 2, 1993 (collectively, the "Plan"), which shall be effective as of the 25th day of January, 1994, amends the terms of the Plan as set forth herein. Capitalized terms used herein but not defined shall have the meaning as ascribed to them in the Plan.

     1. The following section of the Plan is hereby amended to read in its entirety as set forth below:

          The definition of "Change in Control" in Section 2 of the Plan shall be amended to read as follows:

          "Change in Control" - It shall be deemed to be a Change in Control of the Company if, after the effective date of the Plan, (i) the occurrence of an event of a nature that would be required to be reported in response to Item 1 or Item 2 of a Form 8-K Current Report of the Company promulgated pursuant to Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"); provided that, without limitation, such a Change in Control shall be deemed to have occurred if
     (a) any "person," as such term is used in Sections 13(d) and 14(d) of the Exchange Act (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the Company's then outstanding securities or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board cease for any reason to constitute at least a majority thereof, unless the election by the Board or the nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved; (ii) the stockholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a reorganization or recapitalization of the Company, or a similar transaction (collectively, a "Reorganization"), in which no "person" acquires more than twenty percent (20%) of the combined voting power of the Company's then outstanding securities shall not constitute a Change in Control of the Company; or (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets."

     2. This Amendment No. 2 may be incorporated with and into the Plan and the Plan may hereafter be restated to incorporate the provisions of the Plan as amended by this Amendment No. 2 and any other amendment to the Plan into one document which may be collectively be referred to as the Plan.